Exhibit 99

FOR IMMEDIATE RELEASE

(All amounts in Canadian dollars)

Tim Hortons Inc. Announces

Fourth Quarter and 2006 Year End Results

Financial and Operational Highlights

($ million except EPS)

Fourth Quarter Ended	12/31/2006	01/01/2006*	% Change
Revenue	$466.5	$403.9	15.5%
Operating Income	$106.3	$30.7	246.0%
Net Income	$67.9	$16.4	313.0%
EPS	$0.35	$0.10	250.0%
Fully Diluted Shares**	192.4	160.0	20.3%

Fiscal Year Ended	12/31/2006	01/01/2006*	% Change
Revenue	$1,659.5	$1,482.0	12.0%
Operating Income	$379.2	$290.0	30.7%
Net Income	$259.6	$191.1	35.8%
EPS	$1.40	$1.19	17.6%
Fully Diluted Shares**	185.4	160.0	15.9%

*	Fourth quarter and year end 2005 results reflect the impact of a writedown in goodwill and asset impairment. This impairment impacted Operating Income by $53.1 million and Net Income and EPS by $33.5 million (after-tax).

**	The increase in the weighted average fully diluted shares is primarily a result of the company's IPO in March, 2006. Share count in millions.

•	Paul House, CEO, appointed Chairman, The Honourable Frank Iacobucci appointed Lead Director

•	Craig S. Miller and John Lederer added to Board of Directors

•	111 new restaurants opened in the fourth quarter; 197 opened in fiscal 2006

•	3,000th restaurant opened in Orchard Park, New York

•	$65.0 million spent to repurchase 1.9 million shares in Q4

•	Company declares third consecutive $0.07 quarterly dividend

•	Company reiterates long-term same store sales growth targets of 4-5% in Canada, 6-7% in the U.S.

•	Company targets 10% operating income growth in 2007

•	2007 new restaurant targets: 120-140 in Canada, 60-80 in the U.S.

OAKVILLE, ONTARIO, February 7, 2007 - Tim Hortons Inc. (NYSE:THI, TSX: THI) today announced its results for the fourth quarter and fiscal year ended December 31, 2006.

Total revenues were $466.5 million in the fourth quarter, up 15.5% compared to $403.9 million in the fourth quarter of 2005. Same-store sales growth momentum, as previously announced, continued in the fourth quarter with Canada increasing by 9.3% and the U.S. increasing by 8.3%. Rent and royalty revenue grew 14.0% compared to the same period last year, consistent with systemwide sales growth(1) of 14.4% for the fourth quarter of 2006.

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Tim Hortons® opened a total of 111 restaurants in the quarter compared to 93 restaurants in the fourth quarter last year. These additional store openings resulted in an increase in fourth quarter franchise fee revenue of $8.3 million over fourth quarter 2005. For 2006, the Company opened a total of 197 restaurants, consisting of 145 in Canada and 52 in the U.S. As of December 31, 2006, the Company had 2,711 restaurants in Canada and 336 in the U.S. for a total systemwide restaurant count of 3,047.

In the fourth quarter, the Company introduced its breakfast sandwich in Canada, promoted its chili and garlic toast combo in both Canada and the U.S., and featured its holiday merchandise program in the month of December. Also featured in the quarter were a Pumpkin Spice Glazed Donut, Danish Fruit Bites and a Chocolate Raspberry Donut.

“2006 was another milestone year for Tim Hortons as we became a separate public Company and finished the year with very strong fourth quarter results,” said Chairman and Chief Executive Officer Paul House. “The fourth quarter results were driven by a strong promotional calendar including our breakfast sandwich launch in Canada, as well as solid store level execution across the chain. In 2006, we exceeded or achieved our previously announced targets in same store sales growth and new restaurant development and continue to feel positive about the prospects for the Company in the coming year.”

Operating income in the fourth quarter was $106.3 million compared to $30.7 million for the same period in 2005. The $75.6 million year-over-year improvement in operating income was primarily due to:

•	strong same store sales growth in the fourth quarter of 2006,

•	a $53.1 million goodwill and asset impairment charge in the fourth quarter of 2005 related to the 2004 New England acquisition, and

•

General and administrative expenses of $26.1 million in the fourth quarter of 2006 compared to $35.2 million in the same quarter of 2005. The $9.1 million reduction in quarterly year-over-year expenses was primarily attributable to costs incurred in the fourth quarter of 2005 related to the Company’s IPO, higher shared services costs from Wendy’s International Inc., and the vesting of Wendy’s stock options for Tim Hortons employees.

Net interest expense in the fourth quarter of 2006 was $3.3 million compared to net interest expense of $8.6 million in the same period last year. The lower net interest expense in 2006 was mainly the result of the repayment, in early 2006, of a $1.1 billion note owing to Wendy’s. Proceeds from the Company’s IPO in March, 2006, together with proceeds from its debt issuance in February, 2006, were used to repay this note.

Fourth quarter net income was $67.9 million compared to $16.4 million last year. Reported diluted earnings per share (EPS) were $0.35 compared to $0.10 in the fourth quarter of 2005. Fourth quarter net income improved in 2006 in part as a result of the $33.5 million after-tax goodwill and asset impairment charge in the fourth quarter of 2005 associated with the 2004 New England acquisition. Additional factors affecting some of the quarterly year-over-year net income and EPS changes were:

•

an effective tax rate in the fourth quarter of 2006 of 34.1% compared to 25.7% in 2005, primarily attributable to foreign withholding taxes on undistributed earnings recorded in 2006, combined with a one-time benefit resulting from the favourable taxation of 2005 currency transactions, and

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•

diluted weighted average shares outstanding in the fourth quarter in 2006 of 192.4 million compared to 160.0 million in the same period last year. The 20.3% higher share count was as a result of the Company’s IPO in March, 2006.

During the fourth quarter, the Guelph distribution facility continued to expand their operations with approximately 500 stores on three-channel delivery as at December 31, 2006. Three-channel delivery includes dry, refrigerated and frozen product all on the same truck. The increase in revenues associated with the additional stores drove a slightly positive operating margin contribution versus the fourth quarter of 2005. As previously announced, the Company expects to complete full implementation of the facility by mid to late 2007. Once fully operational, this distribution centre will service approximately 85% of our Ontario stores for three-channel delivery.

For the fiscal year ended December 31, 2006, total revenues were $1.7 billion, up 12% from 2005. Operating income for the year was $379.2 million compared to $290.0 million for the same period in 2005. The tax rate for the year was 28.0% compared to 30.6% in 2005. Net income was $259.6 million compared to $191.1 million last year. Reported diluted earnings per share were $1.40 compared to $1.19 in 2005.

3,000th Restaurant opened in Orchard Park, New York

In December, the Company’s 3,000th restaurant was opened in Orchard Park, New York.

“The opening of our 3,000th restaurant represents a significant achievement for our Company,” said Paul House. “Western New York is the gateway for Tim Hortons into the U.S. market and we want to thank our loyal customers and store owners for their continuous support. The people of Western New York have truly embraced Tim Hortons and we thank them for making Tim Hortons a part of their everyday lives.”

Tim Hortons crossed the Niagara River in 1986 to open its first location in the United States in Tonawanda, New York. Today there are more than 80 Western New York locations including two in downtown Buffalo.

Chief Executive Officer and President Paul House appointed Chairman of the Board, The Honourable Frank Iacobucci appointed Lead Director, Craig S. Miller and John Lederer appointed to the Board

As contemplated in connection with the separation of the Company from Wendy’s, Mr. James Pickett and Mrs. Kerrii Anderson, the Chairman of the Board and Chief Executive Officer and President, respectively, of Wendy’s have resigned from the Company’s Board of Directors, effective February 1, 2007. With these departures and others that are anticipated, the objective of the Company’s Nominating and Corporate Governance Committee has been to transition to a Board comprised of entirely independent directors, except for Mr. House. To achieve this objective, Ms. Cynthia Devine, the Company’s Chief Financial Officer and Executive Vice President, has resigned her Board seat, which will be filled by independent director, Mr. John Lederer. Mr. Craig Miller will fill the vacancy created by the departure of Mrs. Anderson. As contemplated, Mr. House has resigned from the Wendy’s Board of Directors, effective February 1, 2007.

With Mr. Pickett’s resignation, the Board has appointed Mr. House to serve as Chairman of the Board. Mr. House will also continue in his role as Chief Executive Officer and President of the Company. The Honourable Frank Iacobucci, a current director of Tim Hortons and the newly-appointed Chair of the Company’s Nominating and Corporate Governance Committee, will, in accordance with the Company’s Governance Guidelines, serve as Lead Director for Tim Hortons.

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The Company welcomes its two new directors, Mr. Craig S. Miller and Mr. John Lederer. Mr. Miller is Chairman, President and CEO of Ruth’s Chris Steakhouse, the largest fine-dining company in North America and operator of more than 100 locations worldwide. Mr. Lederer is the former President of Loblaw Companies Limited, Canada’s largest food distributor and a leading provider of general merchandise products, drugstore and financial products and services.

“We appreciate the significant contributions of Jim and Kerrii over the past year to transition Tim Hortons to a stand-alone public company,” said Mr. House, “and we are confident that the expertise and experience of John and Craig will strengthen our Board.”

Share repurchase program in the fourth quarter

In the fourth quarter, Tim Hortons purchased 1.9 million shares at an average cost of $33.66 for total cost of $65.0 million, representing approximately one third of the previously announced $200 million share repurchase program.

Board declares quarterly dividend

The Board of Directors has approved a $0.07 quarterly dividend. The dividend is payable on March 6, to shareholders of record as of February 20. The Company has determined its annual payout ratio based on year-end results, which is within the Company’s payout ratio range. The payment of future dividends remains subject to the discretion of the Company’s Board of Directors.

Tim Hortons dividend is paid in Canadian dollars to all shareholders with Canadian resident addresses whose shares are registered with Computershare (the Company’s transfer agent). For all other shareholders, including all shareholders who hold their shares indirectly (i.e. through their broker) and regardless of country of residence, the dividend is converted to U.S. dollars on February 27 at the daily noon rate established by the Bank of Canada and paid in U.S. dollars on March 6.

Company Reiterates Long Term Sales Target Range and Additional Targets for 2007

The Company reiterated the following long-term outlook for same store sales growth and announced additional targets for 2007:

•	Long Term Same Store Sales Growth Target

• Canada:	4-5%

• U.S.:	6-7%

•	New Restaurant Development

•	Total new restaurant development in 2007:

• Canada:	120-140

• U.S.:	60-80

•	Profitability/Other

•	2007 operating income growth target of 10%

•	Capital expenditures between $200 million - $240 million

•	Tax rate of approximately 34%, subject to the completion of the Company’s FIN48 review

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“We have established these targets based on our belief that the Company is well-positioned to show solid, consistent, long-term growth, and we are optimistic about the Company’s ability to meet these 2007 targets,” said Cynthia Devine, Executive Vice President and Chief Financial Officer.

Going forward, the Company announced it will issue its quarterly same store sales information at the same time it issues its quarterly results. The Company will also no longer provide monthly same store sales figures when its quarterly same store sales figures are released.

Tim Hortons to host conference call at 8:30 a.m. today, February 7

Tim Hortons will host a conference call beginning at 8:30 a.m. (Eastern) today. Investors and the public may listen to the conference call in either one of the following ways:

•

Phone: The dial-in number is (416) 641-6675. No access code is required. A replay of the call will be available until midnight, February 14 and can be accessed at (416) 626-4100. The reservation number for the replay call is 21315855.

•	Simultaneous Web Cast: Available at www.timhortons-invest.com. The call will also be archived at that site.

Fourth-Quarter Same-Store Sales Summary

	4Q 2006	4Q 2005	2006 FY	2005 FY
Tim Hortons Canada	9.3%	5.8%	7.5%	5.2%
Tim Hortons U.S.	8.3%	6.7%	8.9%	7.0%

As of December 31, 2006, 99% of the Company’s stores in Canada — and 82% of the stores in the U.S. — were franchised.

Monthly Same-Store Sales Summary for October, November, and December

	Oct. 2006	Oct. 2005	Nov. 2006	Nov. 2005	Dec. 2006	Dec. 2005
Tim Hortons Canada	9.3%	4.2%	8.0%	5.6%	11.0%	8.3%
Tim Hortons U.S.	7.9%	5.5%	7.5%	6.1%	9.5%	9.1%

(1)Systemwide Sales Growth

Total systemwide sales growth includes restaurant level sales at both Company and franchise restaurants. Approximately 97% of our system is franchised as at December 31, 2006. Systemwide sales growth is determined using a constant exchange rate to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the fourth quarter of 2006, systemwide sales growth was 14.4% over the fourth quarter of 2005. Systemwide sales impact our franchise royalties and rental income, as well as our distribution sales. Changes in systemwide sales are driven by changes in average same store sales and changes in the number of restaurants.

Tim Hortons Inc. overview

Tim Hortons Inc. is Canada’s largest quick service restaurant chain. Founded in 1964 as a coffee and donut shop, Tim Hortons has evolved to meet consumer tastes, with a menu that now includes premium coffee, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches and fresh baked goods. As of December 31, 2006, Tim Hortons system-wide restaurants numbered 2,711 in Canada and 336 in the United States. More information about the Company is available at www.timhortons.com.

CONTACTS:

INVESTORS: Paul Carpino: (905) 339-6186 or carpino_paul@timhortons.com

MEDIA: Rachel Douglas: (905) 339-6277 or douglas_rachel@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of Canadian dollars, except per share data)

(Unaudited)

	Fourth Quarter Ended
	12/31/2006	1/1/2006	$ Change	% Change
REVENUES
Sales	$294,767	$256,766	$38,001	14.8%
Franchise revenues
Rents and royalties	133,096	116,765	16,331	14.0%
Franchise fees	38,594	30,328	8,266	27.3%

	171,690	147,093	24,597	16.7%

TOTAL REVENUES	466,457	403,859	62,598	15.5%

COSTS AND EXPENSES
Cost of sales	258,596	220,920	37,676	17.1%
Operating expenses	50,057	45,778	4,279	9.3%
Franchise fee costs	32,151	26,006	6,145	23.6%
General & administrative expenses	26,104	35,234	(9,130)	(25.9%)
Equity (income)	(8,557)	(8,477)	(80)	0.9%
Goodwill and asset impairment	—	53,101	(53,101)	N/M
Other (income) expense, net	1,804	571	1,233	N/M

TOTAL COSTS & EXPENSES, NET	360,155	373,133	(12,978)	(3.5%)

OPERATING INCOME	106,302	30,726	75,576	246.0%
Interest (expense)	(5,778)	(763)	(5,015)	N/M
Interest income	2,476	1,685	791	N/M
Affiliated interest (expense), net	—	(9,546)	9,546	N/M

INCOME BEFORE INCOME TAXES	103,000	22,102	80,898	366.0%
INCOME TAXES	35,145	5,672	29,473	519.6%

NET INCOME	$67,855	$16,430	$51,425	313.0%

Basic earnings per share of common stock	$0.35	$0.10	$0.25	250.0%

Fully diluted earnings per share of common stock	$0.35	$0.10	$0.25	250.0%

Basic shares of common stock (in thousands)	192,222	159,953	32,269	20.2%

Fully diluted shares of common stock (in thousands)	192,383	159,953	32,430	20.3%

Dividend per share of common stock (post initial public offering)	$0.07	$0.00	$0.07

N/M - not meaningful

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of Canadian dollars, except per share data)

(Unaudited)

	Fiscal Year Ended
	12/31/2006	1/1/2006	$ Change	% Change
REVENUES
Sales	$1,072,405	$960,250	$112,155	11.7%
Franchise revenues
Rents and royalties	503,375	449,791	53,584	11.9%
Franchise fees	83,769	71,986	11,783	16.4%

	587,144	521,777	65,367	12.5%

TOTAL REVENUES	1,659,549	1,482,027	177,522	12.0%

COSTS AND EXPENSES
Cost of sales	941,947	834,165	107,782	12.9%
Operating expenses	182,332	165,257	17,075	10.3%
Franchise fee costs	76,658	69,212	7,446	10.8%
General & administrative expenses	113,530	108,962	4,568	4.2%
Equity (income)	(35,236)	(31,758)	(3,478)	11.0%
Goodwill and asset impairment	—	53,101	(53,101)	N/M
Other (income) expense, net	1,102	(6,959)	8,061	N/M

TOTAL COSTS & EXPENSES, NET	1,280,333	1,191,980	88,353	7.4%

OPERATING INCOME	379,216	290,047	89,169	30.7%
Interest (expense)	(22,253)	(4,046)	(18,207)	N/M
Interest income	11,671	3,985	7,686	N/M
Affiliated interest (expense), net	(7,876)	(14,456)	6,580	N/M

INCOME BEFORE INCOME TAXES	360,758	275,530	85,228	30.9%
INCOME TAXES	101,162	84,439	16,723	19.8%

NET INCOME	$259,596	$191,091	$68,505	35.8%

Basic earnings per share of common stock	$1.40	$1.19	$0.21	17.6%

Fully diluted earnings per share of common stock	$1.40	$1.19	$0.21	17.6%

Basic shares of common stock (in thousands)	185,153	159,953	25,200	15.8%

Fully diluted shares of common stock (in thousands)	185,401	159,953	25,448	15.9%

Dividend per share of common stock (post initial public offering)	$0.14	$0.00	$0.14

N/M - not meaningful

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of Canadian dollars)

	Dec 31, 2006	January 1, 2006
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$176,083	$186,182
Accounts receivable, net	110,403	85,695
Notes receivable, net	14,248	11,545
Deferred income taxes	6,759	4,273
Inventories and other, net	53,888	39,322
Advertising fund restricted assets	25,513	17,055

	386,894	344,072
Property and equipment, net	1,164,536	1,061,646
Notes receivable, net	16,504	15,042
Deferred income taxes	23,579	17,913
Intangible assets, net	3,683	4,221
Equity investments	139,671	141,257
Other assets	10,120	12,712

	$1,744,987	$1,596,863

TIM HORTONS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of Canadian dollars)

	December 31, 2006	January 1, 2006
	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$115,570	$110,086
Accrued expenses:
Salaries and wages	18,927	15,033
Taxes	27,103	62,952
Other	66,262	61,944
Deferred income taxes	—	349
Advertising fund restricted liabilities	41,809	34,571
Amounts payable to Wendy’s	—	10,585
Notes payable to Wendy’s	—	1,116,288
Current portion of long-term obligations	5,518	7,985

	275,189	1,419,793

Long-term obligations
Term debt	325,590	21,254
Advertising fund restricted debt	23,337	22,064
Capital leases	44,774	44,652

	393,701	87,970

Deferred income taxes	17,879	15,159
Other long-term liabilities	39,814	34,563
Shareholders’ equity
Common stock, (US$0.001 par value per share),
Authorized: 1,000,000,000 shares,
Issued: 193,302,977 and 159,952,977 shares, respectively	289	239
Capital in excess of stated value	918,043	81,249
Treasury stock, at cost: 1,930,244 and nil shares, respectively	(64,971)	—
Common stock held in trust, at cost: 266,295 and nil shares, respectively	(9,171)	—
Retained earnings	248,980	16,430
Accumulated other comprehensive income (expense):
Cumulative translation adjustments and other	(74,766)	(52,911)

	1,018,404	45,007
Unearned compensation - restricted stock	—	(5,629)

	1,018,404	39,378

	$1,744,987	$1,596,863

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANTS

	As of December 31, 2006	As of October 1, 2006	Increase/ (Decrease) From Prior Quarter	As of January 1, 2006	Increase/ (Decrease) From Prior Year
Tim Hortons
U.S.
Company	61	61	0	62	(1)
Franchise	275	244	31	226	49

	336	305	31	288	48
% Franchised	81.8%	80.0%		78.5%
Canada
Company	34	41	(7)	33	1
Franchise	2,677	2,596	81	2,564	113

	2,711	2,637	74	2,597	114
% Franchised	98.7%	98.4%		98.7%
Total Tim Hortons
Company	95	102	(7)	95	0
Franchise	2,952	2,840	112	2,790	162

	3,047	2,942	105	2,885	162

% Franchised	96.9%	96.5%		96.7%

TIM HORTONS INC. AND SUBSIDIARIES

Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to franchisees as part of the establishment of their restaurant’s business - see “Franchise Fees”) that are shipped directly from our warehouses or by third party distributors to the restaurants, which we refer to as warehouse or distribution sales. Sales also include sales from company-operated restaurants and sales from franchise restaurants that are consolidated in accordance with FIN 46R.

Rents and Royalties	Includes franchisee royalties and rental revenues.

Franchise Fees	Includes fees for various costs and expenses related to establishing a franchisee’s business and include the sales revenue from initial equipment packages.

Cost of Sales	Includes costs associated with our distribution warehouses, including cost of goods, direct labour and depreciation as well as the cost of goods delivered by third party distributors to the restaurants and for canned coffee sold through grocery stores. It also includes food, paper and labour costs for company-operated restaurants and franchise restaurants that are consolidated in accordance with FIN 46R.

Operating Expenses	Includes rent expense related to properties leased to franchisees and other property-related costs (including depreciation).

Franchise fee costs	Includes costs of equipment sold to franchisees as part of the initiation of their restaurant business, as well as training and other costs necessary to ensure a successful restaurant opening.

General and Administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, allocation of expenses related to corporate functions and services historically provided to us by Wendy’s and depreciation of office equipment, information technology systems and head office real estate.

Equity Income	Includes income from equity investments in joint ventures and other minority investments over which we exercise significant influence. Equity income from these investments is considered to be an integrated part of our business operations and is therefore included in operating income. Income amounts are shown as reductions to total costs and expenses.

Other Income and Expense	Includes expenses (income) that are not directly derived from the Company’s primary businesses. Items include restaurant closures, currency adjustments, real estate sales and other asset write-offs.

TIM HORTONS INC.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Tim Hortons Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations, and objectives of management, is forward-looking. The following factors, in addition to other factors set forth in the Company’s final Prospectus filed with the Securities and Exchange Commission (“SEC”) on March 24, 2006 and in other press releases, communications, or filings made with the SEC or the Ontario Securities Commission, and other possible factors not previously identified, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel, qualified franchisees, and type and quality of food. The Company and its franchisees compete with international, regional and local organizations, primarily through the quality, variety, and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising/marketing and operational programs, and new product development by the Company and its competitors are also important factors. Certain of the Company’s competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic and political conditions, consumer preferences and perceptions (including food safety, health, or dietary preferences and perceptions), spending patterns, consumer confidence, demographic trends, seasonality, weather events and other calamities, traffic patterns, the type, number and location of competing restaurants, enhanced governmental regulation (including nutritional and franchise regulations), changes in capital market conditions that affect valuations of restaurant companies in general or the Company’s goodwill in particular, litigation relating to food quality, handling, or nutritional content, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, the cost and/or availability of a qualified workforce and other labour issues, benefit costs, legal claims, disruptions to supply chain or changes in the price, availability, and shipping costs of supplies, and utility and other operating costs also affect restaurant operations and expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements, and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees, are affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Factors Affecting Growth. There can be no assurance that the Company or its franchisees will be able to achieve new restaurant growth objectives in Canada or the U.S. The opening and ongoing financial success of the Company’s and its franchisees’ restaurants depends on various factors, including many of the factors set forth in this cautionary statement, as well as sales levels at existing restaurants, factors affecting construction costs generally, and the generation of sufficient cash flow by the Company to pay ongoing construction costs. In addition, the U.S. markets in which the Company seeks to expand may have competitive conditions (including higher construction, occupancy, or operating costs), consumer tastes, or discretionary spending patterns that differ from the Company’s existing markets, and there may be a lack of brand awareness in such markets. There can be no assurance that the Company will be able to successfully adapt its brand, development efforts, and restaurants to these differing market conditions.

Manufacturing and Distribution Operations. The occurrence of any of the following factors is likely to result in increased operating costs and depressed profitability of the Company’s distribution operations and may also damage the Company’s relationship with franchisees: higher transportation costs, shortages or changes in the cost or availability of qualified workforce and other labour issues, equipment failures, disruptions in supply chain, price fluctuations, climate conditions, industry demand, changes in international commodity markets (especially for coffee, which is highly volatile in terms of price and supply), and the adoption of additional environmental or health and safety laws and regulations. The Company’s manufacturing and distribution operations in the U.S. are also subject to competition from other qualified distributors, which could reduce the price the Company receives for supplies sold to U.S. franchisees.

Joint Venture to Manufacture and Distribute Par-Baked Products for Tim Hortons Restaurants. The profitability of the Maidstone Bakeries joint venture, which manufactures and distributes par-baked products for the Company’s and its franchisees’ restaurants, could be affected by a number of factors, including many of the factors set forth in this cautionary statement. Additionally, there can be no assurance that both the Company and its joint venture partner will continue with the joint venture. If the joint venture terminates, it may be necessary, under certain circumstances, for the Company to build its own par-baking facility or find alternate products or production methods.

Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation. The Company and its franchisees are subject to various federal, state, provincial, and local (“governmental”) laws affecting its and its franchisees’ businesses. The development and operation of restaurants depend to a significant extent on the selection, acquisition, and development of suitable sites, which are subject to zoning, land use (includes drive thrus), environmental, traffic, franchise, design and operational requirements, and other regulations. Additional governmental laws and regulation affecting the Company and its franchisees include: licensing; health, food preparation, sanitation and safety; labour (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements); tax; employee benefits; accounting; and anti-discrimination. Changes in these laws and regulations, or the implementation of additional regulatory requirements, particularly increases in applicable minimum wages, taxes, or franchise requirements, may adversely affect financial results.

Foreign Exchange Fluctuations. The majority of the Company’s business is conducted in Canada. If the U.S. dollar falls in value relative to the Canadian dollar, then U.S. operations would be less profitable because of the increase in U.S. operating costs resulting from the purchase of supplies from Canadian sources, and U.S. operations will contribute less to the Company’s consolidated results. Exchange rate fluctuations may also cause the price of goods to increase or decrease for the Company and its franchisees. In addition, fluctuations in the values of Canadian and U.S. dollars can affect the value of our common stock and any dividends we pay.

The Company’s Relationship with Wendy’s. As long as Wendy’s has voting control of the Company, Wendy’s will have the ability to control all matters affecting the Company, including the composition of its board of directors and the resolution of conflicts of interest that may arise between Wendy’s and the Company in a number of areas. The separation agreements with Wendy’s may severely limit the Company’s ability to affect future financings, acquisitions, dispositions, the issuance of additional securities and certain debt instruments, and to take certain other actions.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures. These transactions involve various inherent risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; difficulties successfully integrating, operating, maintaining and managing newly-acquired operations or employees; difficulties maintaining uniform standards, controls, procedures and policies; the possibility the Company could incur impairment charges if an acquired business performs below expectations; unanticipated changes in business and economic conditions affecting an acquired business; and diversion of management’s attention from the demands of the existing business. In addition, there can be no assurance that the Company will be able to complete desirable transactions, for reasons including a failure to secure financing, as a result of the Company’s arrangements with Wendy’s, or restrictive covenants in debt instruments or other agreements with third parties, including the Maidstone Bakeries joint venture arrangements.

Debt Obligations. The Company’s significant debt obligations could have adverse consequences, including increasing the Company’s vulnerability to adverse economic, regulatory, and industry conditions, limiting the Company’s ability to compete and its flexibility in planning for, or reacting to, changes in its business and the industry; limiting the Company’s ability to borrow additional funds, and requiring the Company to dedicate significant cash flow from operations to payments on debt (and there can be no assurance that the Company’s cash flow will be sufficient to service its debt), thereby reducing funds available for working capital, capital expenditures, acquisitions, and other purposes. In addition, the Company’s credit facilities include restrictive covenants that limit its flexibility to respond to future events and take advantage of contemplated strategic initiatives.

Other Factors Affecting the Company. The following factors could also cause actual results to differ from expectations: an inability to retain executive officers and other key personnel or attract additional qualified management personnel to meet business needs; an inability to adequately protect the Company’s intellectual property and trade secrets from infringement actions or unauthorized use by others; operational or financial shortcomings of franchised restaurants and franchisees; liabilities and losses associated with owning and leasing significant amounts of real estate; new and significant legal, accounting, and other expenses to comply with public-company corporate governance and financial reporting requirements; failure to implement or ineffective maintenance of securities compliance, internal control processes, or corporate governance; implementation of new or changes in interpretation of U.S. GAAP policies or practices; and, potential unfavorable variance between estimated and actual liabilities and volatility of actuarially-determined losses and loss estimates.

Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date thereof. Except as required by federal or provincial securities laws, the Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, even if new information, future events, or other circumstances have made them incorrect or misleading.